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                            JOINT ACTIVITY AGREEMENT



BAKU CITY                                                         MARCH 31, 1997


This Joint Activity Agreement (hereafter referred to as "Agreement") is between Mr. Mahmud Avdiyev and Tottenham & Co., DBA ART marketing LTD, a whole owned subsidiary of "Trans World Gaming Corporation," registered in the USA, represented by its President, Mr. Andrew Tottenham.

                            1.  SUBJECT OF AGREEMENT

The Parties express their readiness in cooperation for establishment and joint running of the Boxer Casino (hereafter referred to as "Casino") in the city of Gyandja (Azerbaijan Republic).

The Casino shall be located at the noted address:

Azerbaijan Republic, Gyandja city, Shah Ismail Khatayi avenue, hotel "Gyandja."

The Term of this Agreement is 20 (twenty) years. The Agreement shall come into force since the date of signing by both Parties.

                            2.  OBLIGATION OF PARTIES

The Parties accept the following responsibilities for steps to be provided prior to the opening of Casino:

     2.1  Mr. Mahmud Avdiyev shall:

          *    Provide the Casino with all necessary documents as listed:
               - Premises Lease Agreement (for basement, ground and first floors of the hotel) for 20 years term,
               - Permission from the Ministry of Justice and Approval from the Head of Gyandja City Executive Powers for casino activity. These are sufficient documents for casino activity in Azerbaijan in compliance with the legislative requirements, and Mr. Mahmud Avdiyev shall guarantee such sufficiency;

          * Provide the refurbishment of the hotel's basement and ground floors in order to prepare the premises (for the further furnishing with casino equipment). Such premises must be suitable for arrangement of:
               - Casino game tables (the request for such tables shall be made to TWG)
               -    Cashier's Desk
               -    Bar


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               -    Office
               -    Reception Hall
               -    Cloak Room
               -    Staff rest room
               -    Salon - private
               -    Warehouse facilities
               -    Toilets for guests and for staff

          * Provide the refurbishment of the first floor's premises to the condition suitable for arrangement of the personnel offices;

          * Provide additional investments to the casino establishment project, in case if the investments made in accordance with this Agreement by TWG would not be sufficient.

     2.2  TWG shall:

          * Provide and deliver on the C&F Gyandja terms gaming equipment to furnish the Casino with the all required tables, chips, accessories and furniture for 3 American Roulette tables, 4 Blackjack tables, 4 Stud Poker tables and also all needed uniforms for the Casino's staff. From this list gaming equipment (including 10 gaming tables and chairs) on amount 70,000 USD has to be buy in local market of Azerbaijan and this amount will transfer to the bank account in Baku not later than 3 days after the receiving of such information.

          * Provide to the Casino the sum of 100,000 USD to be used exclusively for the purpose of refurbishment of the Casino space. The money to be made available to Casino's General Manager to spend on the following items: furniture, carpets, paintings, diesel power generator, refrigerators, computers, lighting devices, toilet accessories and others prior to the opening of Casino.

          * Provide the sum of 50,000 USD to be used exclusively for the purpose of funding the cash desk in the Casino.

          * Provide Mr. Mahmud Avdiyev with US dollars 10,000 for to cover his expenses for training of the Casino's personnel, personnel's accommodation and scholarship expenses and other expenses;

          * Provide non-chargeable consulting and information services to the Management of Casino if necessary and where it is considered possible by the Management of TWG.

          * Provide the above noted orders for equipment and cash placements as soon as the relevant information received from Mr. M. Avdiyev and not later than seven days after the receiving of such information.


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          *    Provide the transfer of the needed amount to the bank account in
               Baku as soon as it will be possible, in case if Mr. M. Avdiyev informs TWG that it would be possible to provide a purchase of a part of the Casino equipment (which initially had been planned to be imported) in Baku. In this case the expenses of TWG for purchase of the Casino Equipment shall not exceed US dollars 150,000.

The Parties also agreed to avoid large expenses on the first stage after the opening of the Casino and until the Parties would compensate all their expenses in accordance with the establishment of the Casino.

                           3.  DISTRIBUTION OF PROFITS

The profit of Casino is calculated as the extraction of all Casino expenses (including payroll, lease charge, bar expenses, personnel's accommodation expenses, if required by the related employment contracts, all other expenses and other expenses related to the Casino activity) from the net result of the game from the 1st till the end of each month. Ten percent of the monthly profit of Casino shall be paid as a salary to the Casino's General Manager.

The distribution of the profit shall be made on the 2nd of each month.

Profit shall be distributed as follows:  40% to TWG and 60% to Mr. M. Avdiyev.

          * In accordance with the request of TWG, the portion of TWG's profit (40%) shall be referred to as the payment for consulting services upon transfer must be covered by TWG.

The Casino's General Manager is responsible for the interests of both Parties and for the running of the Casino. The Casino's General Manager is obliged to assist and help the audit carried on by such inspection.

The Parties may arrange the independent audit of the Casino's financial activity. In this case the Party arranging such audit shall inform the other Party. The Casino's General Manager is obliged to assist and help the audit carried on by such inspection.

The Casino's General Manager is not responsible for the activity of the Casino only in case of force-majeure (e.g. fires, acts of God, earthquakes, wars, governmental restrictions, and also other circumstances that do not depend on the will of the General Manager).

                           4.  TERMINATION OF ACTIVITY

The activity of the Casino may be terminated only upon the mutual agreement of the Parties. If any Party wants to cancel its participation in the Casino and sell its interests, it is a condition that the selling portion of interests will be offered to the other Party under this Agreement first. If


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both Parties decide to sell the Casino, the money obtained after such selling will be distributed in accordance with their shares in the Casino's profits.

                             5.  GENERAL CONDITIONS

The Parties are mutually responsible for the fulfilling of their obligations under this Agreement.

This Agreement could not be canceled or changed without the agreement of both Parties.

Any matters, which may arise in course of the Parties fulfilling of their obligations under this Agreement, must be decided through the negotiations by the Parties.



/s/ A. Tottenham                                  /s/ M. Avdiyev
---------------------------------                 -----------------------------
for Trans World Gaming Corp.                      Mr. M. Avdiyev


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